EXHIBIT 99.1
PRESS RELEASE
For Immediate Release

Date:	April 27, 2006
Contact:	Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
InvestorRelations@RedLion.com
or
CCG Investor Relations
Crocker Coulson, President
(310) 231-8600 ext 103
crocker.coulson@ccgir.com
Red Lion Hotels Corporation Reports First Quarter
Results
RevPAR Increases 8.7%
EBITDA from Continuing Operations Increases 30.9%
SPOKANE, WA, April 27, 2006 – Red Lion Hotels Corporation (NYSE:RLH) today announced results for the first quarter ended March 31, 2006.
Financial and Operational Highlights
•	RevPAR (revenue per available room) at system-wide hotels increased 8.7%

•	ADR (average daily rate) at system-wide hotels increased 9.7%

•	Revenues from continuing operations increased 3.2% to $36.6 million

•	Net loss from continuing operations narrowed to $2.7 million

•	EBITDA from continuing operations increased 30.9%, to $2.3 million

•	Completed the sale of $5.3 million in non-core real estate

•	Room renovations substantially completed in 11 of 31 owned and leased hotels

•	Announced divestment of real estate management business
Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, commenting on the quarter, said, “The first quarter of 2006 was very successful for our company. We increased revenues, improved our operations and achieved double-digit growth in EBITDA. Our room renovation program is well underway and on track for completion in mid-2006, in time for the busiest travel season of the year. We also recently announced the divestment of our commercial real estate management business, which will allow us to increase our focus on our core hotel business and on our strategy to enhance and expand the Red Lion brand.”

First Quarter Results:
The company’s total revenues from continuing operations during the quarter were $36.6 million, up 3.2% from the same quarter of 2005. Revenues in the hotels segment were up 2.3% to $31.0 million. Franchise and management revenues declined $0.2 million in the quarter. Higher franchise and management revenues in the previous first quarter included a $0.3 million management contract termination fee triggered by the sale of a hotel that had previously left the system. Revenues in the real estate segment increased $0.1 million in the first quarter of 2006. Revenues in the entertainment segment increased $0.6 million to $3.4 million, due mainly to differences in the type and mix of shows presented in the two quarters.
EBITDA from continuing operations was $2.3 million, up 30.9% from the first quarter of 2005, driven primarily by improved operating results in the hotel segment. Net loss from continuing operations narrowed to $2.7 million, compared to a net loss of $3.0 million in the same quarter last year. Overall net loss narrowed to $3.0 million, or $(0.22) per fully diluted share, compared to a net loss of $3.1 million, or $(0.24) per fully diluted share, in the same quarter last year. The company’s quarterly net loss includes a $0.2 million non-cash charge resulting from new accounting rules requiring the expensing of equity-based compensation.
Hotel Operations
In the first quarter of 2006, RevPAR for comparable system-wide hotels (hotels owned, leased, managed and franchised for at least one year) increased 8.7% over the same quarter of the previous year, to $38.65. This increase was the result of a 9.7% increase in ADR (average daily rate) to $74.98, which was partially offset by a 0.5 percentage point decline in average occupancy during the quarter.
Revenues from continuing operations for owned and leased hotels increased 2.3%, to $31.0 million. This increase was due to a 4.2% increase in RevPAR, which was partially offset by declines in food and beverage revenues and other incidental revenues associated with lower occupancy during the quarter. The increase in RevPAR was driven by a 9.7% increase in ADR while occupancy declined by 2.7 percentage points due mainly to the displacement impact of renovations. It should be noted that in comparing RevPAR and occupancy, the company does not exclude rooms out of service for renovation at its owned and leased hotels. During the quarter, EBITDA for the hotels segment increased $0.5 million to $1.5 million. Hotels segment direct operating margin improved to 10.2% in the first quarter of 2006, from 8.9% in the first quarter of 2005.
“Red Lion produced another quarter of RevPAR growth at system-wide hotels despite the decline in occupancy associated with a significant number of rooms being out of service for renovation at owned and leased hotels. We believe the physical improvements we are making to the hotels are driving increases in average daily rates,” commented John Taffin, Executive Vice President, Hotel Operations. “We scheduled our renovation program to take place during the slowest travel seasons of the year in order to minimize the impact of out of service rooms on our hotel operations. Although we expect to experience some additional displacement in the second quarter that will adversely impact our occupancy, upon completion of our room renovations, we will enter the peak travel season in the third quarter with an attractively updated room product.”

Capital Reinvestment Program and Renovation Update
As of March 31, 2006, the company had substantially completed room renovations at 11 of 31 owned and leased hotels. Three of those hotels substantially completed renovations in the fourth quarter of 2005: Red Lion Hotel Seattle Airport in Washington, Red Lion Hotel Boise Downtowner in Idaho and the Red Lion Hotel Kelso in Washington. Average RevPAR at these hotels increased 28.0% in the first quarter of 2006, driven by an increase of 18.5% in ADR and a 4.7 percentage point increase in occupancy. This follows average RevPAR growth in these same hotels of 14.5% in the fourth quarter of 2005. The remainder of the company’s room renovation plan is expected to be completed by mid-2006.
Other Highlights and Recent Events
In the first quarter of 2006, the company completed the sale of the Red Lion Hotel Hillsboro and the Executive Court portion of the WestCoast Ridpath Hotel. By March 31, 2006, closings under the company’s property disposition plan yielded aggregate gross proceeds of approximately $58.3 million. The company has utilized the net proceeds to fund its hotel renovation program and retire approximately $18.1 million in associated debt. The company continues to actively pursue disposition of the remaining three hotels originally identified for sale.
On March 27, 2006, the company entered into a revised credit agreement with Wells Fargo Bank, N.A. providing for a revolving credit facility with a total of $10 million in borrowing capacity for working capital purposes. This facility provides for a two-year $6 million line of credit secured by two hotels, and a one-year $4 million line of credit secured by personal property. The company has no outstanding borrowings under these lines of credit.
On April 11, 2006, the company announced an agreement to divest the real estate management portion of its real estate division in a tax-free reorganization. The divestment is expected to be completed on April 30, 2006. For the full year 2005, the real estate management business contributed $2.3 million and $0.1 million to the company’s revenue and operating income, respectively. The divested business will continue to manage the company’s office and retail assets after the divestment.
“Our results in the first quarter demonstrate that the resources we have committed to the enhancement of the Red Lion brand continue to produce positive results. As we enter the second quarter, we will continue our efforts to improve our product and enhance and expand the presence of the Red Lion brand. We look forward to the successful execution of our initiatives driving long-term growth,” Coffey concluded.
Conference Call
The company will host a conference call at 11:00 a.m. PT (2:00 p.m. ET) on Thursday, April 27, 2006 to discuss earnings for the first quarter ended March 31, 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 553-0351. International callers should dial (612) 332-0819. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion Hotels Corporation website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available beginning at 2:30 p.m. PT on April 27, 2006 through May 12, 2006 at (800) 475-6701 or (320) 365-3844 (International) access code – 827087. The replay will also be available shortly after the call on the Red Lion Hotels Corporation website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation (NYSE: RLH) is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of midscale and upscale full service hotels under its Red Lion® brand. As of March 31, 2006 the Red Lion hotel network was comprised of 61 hotels located in 10 states and one Canadian province, with 10,687 rooms and 521,537 square feet of meeting space. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the 2005 fiscal year and in other documents filed by the company with the Securities and Exchange Commission.
# # #

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2006	2005	$ Change	% Change

Revenue:
Hotels	$31,028	$30,342	$686	2.3%
Franchise and management	576	811	(235)	-29.0%
Entertainment	3,371	2,805	566	20.2%
Real estate	1,340	1,229	111	9.0%
Other	283	285	(2)	-0.7%

Total revenues	36,598	35,472	1,126	3.2%

Operating expenses:
Hotels	27,876	27,649	227	0.8%
Franchise and management	222	97	125	128.9%
Entertainment	2,900	2,468	432	17.5%
Real estate	916	838	78	9.3%
Other	236	216	20	9.3%
Depreciation and amortization	3,122	2,839	283	10.0%
Hotel facility and land lease	1,695	1,740	(45)	-2.6%
Gain on asset dispositions, net	(182)	(188)	6	3.2%
Undistributed corporate expenses	984	952	32	3.4%

Total expenses	37,769	36,611	1,158	3.2%

Operating loss	(1,171)	(1,139)	(32)	-2.8%

Other income (expense):
Interest expense	(3,491)	(3,601)	110	3.1%
Minority interest in partnerships, net	(26)	49	(75)	-153.1%
Other income (loss), net	360	(4)	364	-9100.0%

Loss from continuing operations before income taxes	(4,328)	(4,695)	367	7.8%

Income tax benefit	(1,599)	(1,695)	96	5.6%

Net loss from continuing operations	(2,729)	(3,000)	271	9.0%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $151 and $121	(274)	(123)	(151)	-122.8%
Net gain on disposal of discontinued business units, net of income tax expense of $16	30	—	30

Loss from discontinued operations	(244)	(123)	(121)	-98.4%

Net loss	$(2,973)	$(3,123)	$150	4.8%

EBITDA (1)	$1,947	$1,912	$35	1.8%
EBITDA as a percentage of revenues (2)	5.1%	4.7%
EBITDA from continuing operations (1)	$2,285	$1,745	$540	30.9%
EBITDA from continuing operations (2) as a percentage of revenues	6.2%	4.9%
(1)  The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.
(2) The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $38,025,000 and $40,637,000 for the three months ended March 31, 2006 and 2005, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(Shares in thousands)

	Three months ended March 31,
	2006	2005

Earnings per common share — basic and diluted: (1)
Net loss from continuing operations	$(0.21)	$(0.23)
Loss from discontinued operations	(0.01)	(0.01)

Net loss	$(0.22)	$(0.24)

Weighted average shares — basic and diluted	13,235	13,078
Key Comparable System-wide Hotel Statistics: (2)

	Three months ended March 31,
	2006	2005	$ Change	% Change

Average occupancy(3)	51.5%	52.0%
ADR(4)	$74.98	$68.34	$6.64	9.7%
RevPAR(5)	$38.65	$35.55	$3.10	8.7%

(1) For the three months ended March 31, 2006 and 2005, all of the 1,206,489 and 1,066,400 outstanding options to purchase common shares were considered anti-dilutive. For those same periods, all of the 142,663 and 286,161 convertible operating partnership (“OP”) units, respectively, were considered anti-dilutive, as were all convertible debt instruments.

(2) Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4) Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5) Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$17,439	$28,729
Restricted cash	8,977	8,821
Accounts receivable, net	8,779	8,755
Inventories	1,657	1,712
Prepaid expenses and other	3,175	1,610
Assets held for sale:
Assets of discontinued operations	14,753	20,217
Other assets held for sale	715	715

Total current assets	55,495	70,559

Property and equipment, net	244,592	235,444
Goodwill	28,042	28,042
Intangible assets, net	12,663	12,852
Other assets, net	8,661	8,699

Total assets	$349,453	$355,596

Liabilities:
Current liabilities:
Accounts payable	$5,108	$7,057
Accrued payroll and related benefits	4,264	5,520
Accrued interest payable	672	676
Advance deposits	541	198
Other accrued expenses	10,343	9,752
Long-term debt, due within one year	3,658	3,731
Liabilities of discontinued operations	2,663	3,089

Total current liabilities	27,249	30,023
Long-term debt, due after one year	125,768	126,633
Deferred income	7,581	7,770
Deferred income taxes	13,720	13,420
Minority interest in partnerships	6,832	9,080
Debentures due Red Lion Hotels Capital Trust	47,423	47,423

Total liabilities	228,573	234,349

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,299,022 and 13,131,282 shares issued and outstanding	133	131
Additional paid-in capital, common stock	87,436	84,832
Retained earnings	33,311	36,284

Total stockholders’ equity	120,880	121,247

Total liabilities and stockholders’ equity	$349,453	$355,596

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2006	2005
Operating activities:
Net loss	$(2,973)	$(3,123)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,123	2,874
Gain on disposition of property, equipment and other assets, net	(182)	(94)
Gain on disposition of discontinued operations, net	(46)	—
Deferred income tax provision	300	300
Minority interest in partnerships	25	(50)
Equity in investments	24	9
Compensation expense related to stock issuance	190	5
Provision for doubtful accounts	182	(28)
Change in current assets and liabilities:
Restricted cash	(156)	(280)
Accounts receivable	91	(927)
Inventories	57	23
Prepaid expenses and other	(1,512)	(1,846)
Accounts payable	(1,975)	304
Accrued payroll and related benefits	(1,585)	1,036
Accrued interest payable	2	(34)
Other accrued expenses and advance deposits	943	3,171

Net cash provided by (used in) operating activities	(3,492)	1,340

Investing activities:
Purchases of property and equipment	(11,971)	(2,283)
Proceeds from disposition of property and equipment	14	—
Proceeds from disposition of discontinued operations	5,137	—
Other, net	(106)	58

Net cash used in investing activities	(6,926)	(2,225)

Financing activities:
Proceeds from note payable to bank	—	50
Repayment of note payable to bank	—	(50)
Proceeds from long-term debt	—	3,794
Repayment of long-term debt	(1,052)	(4,871)
Proceeds from issuance of common stock under employee stock purchase plan	65	67
Proceeds from stock option exercises	78	33
Additions to deferred financing costs	(6)	(270)

Net cash used in financing activities	(915)	(1,247)

Net cash in discontinued operations	43	(260)

Change in cash and cash equivalents:
Net decrease in cash and cash equivalents	(11,290)	(2,392)
Cash and cash equivalents at beginning of period	28,729	9,577

Cash and cash equivalents at end of period	$17,439	$7,185

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2006

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned and Leased Hotels: (1)
Red Lion Hotels	31	5,796	297,628
Other	3	615	30,108

	34	6,411	327,736

Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	26	4,022	157,801

Total	61	10,687	521,537

Total Red Lion Hotels	57	9,818	455,429
Comparable Hotel Statistics(2)

	Three months ended March 31, 2006			Three months ended March 31, 2005
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR(5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels:
Continuing Operations	51.3%	$73.84	$37.90	54.0%	$67.33	$36.37
Discontinued Operations	28.8%	$59.32	$17.08	30.6%	$56.80	17.38

Combined Owned and Leased Hotels	49.1%	$73.02	$35.88	51.5%	$66.66	34.33

System-wide (6)	51.5%	$74.98	$38.65	52.0%	$68.34	$35.55

Red Lion Hotels (7)	52.9%	$74.16	$39.25	53.2%	$67.60	$35.96

(1) Statistics include three hotels identified as discontinued business units, aggregating 621 rooms and 28,408 square feet of meeting space.

(2) Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(3) Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4) Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5) Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6) Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. Includes three hotels classified as discontinued operations.

(7) Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. Includes one hotel classified as discontinued operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended
	March 31,
	2006	2005
EBITDA from continuing operations	$2,285	$1,745
Income tax benefit — continuing operations	1,599	1,695
Interest expense — continuing operations	(3,491)	(3,601)
Depreciation and amortization — continuing operations	(3,122)	(2,839)

Net loss from continuing operations	(2,729)	(3,000)
Loss from discontinued operations	(244)	(123)

Net loss	$(2,973)	$(3,123)

EBITDA	$1,947	$1,912
Income tax benefit	1,734	1,817
Interest expense	(3,531)	(3,978)
Depreciation and amortization	(3,123)	(2,874)

Net income	$(2,973)	$(3,123)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.